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                                                                  EXHIBIT 10.4.4


March 5, 2003

Alan Prenoveau



Dear Alan:
                  RE:  AMENDMENT TO EMPLOYMENT AGREEMENT

We refer to (i) the employment agreement (the "Agreement") dated July 25, 2000, between 724 Solutions Software Inc. (formerly, Tantau Software Inc., "724") and you, Alan Prenoveau, as amended on November 22, 2000, and (ii) the agreement (the "Stay Put Agreement") dated January 15, 2002 between 724 and you. 724 desires and you have agreed to make certain amendments to the Agreement and to terminate the Stay Put Agreement, on the terms and conditions set forth in this letter agreement.

In consideration of the foregoing and the mutual agreements contained herein (the receipt and adequacy of which are acknowledged), we and you agree as follows:

     1. Your current position with 724 is Senior Vice-President, MNO Consulting & Delivery services.

     2. The second paragraph of the Agreement commencing with the words "Your compensation..." is hereby deleted and replaced with the following paragraph:

                  "Your salary will be USD $180,000 per annum. You shall be eligible to participate in an annual incentive bonus program, on such terms as may be determined by 724 Solutions in its discretion from time to time."

     3. The fourth paragraph of the Agreement commencing with the words "If you accept this offer..." is hereby deleted and replaced with the following:

         "TERMINATION

                  (a) TERMINATION OF EMPLOYMENT. Neither 724 nor you makes any representation to the other that employment will continue for a set period of time or that employment will be terminated only under particular circumstances. Both 724 and you may terminate your employment at any time or for any reason, subject to the provisions of this agreement.

                  (b)      TERMINATION OBLIGATIONS.  You agree as follows:

                           (i) All property, including, without limitation, all equipment, tangible proprietary information (including confidential data), documents, books, records, reports, notes, contracts, lists, computer disks (and other computer-generated files and data), and copies thereof, created on any medium and furnished to, obtained by, or prepared


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                                    by you in the course of or incident to his
                                    employment, belongs to 724 or its affiliates and shall be returned promptly to 724 upon termination of your employment by either 724, for any reason (and whether for Cause or not), or you.

                           (ii) All benefits to which you are otherwise entitled shall cease upon your termination for any reason (and whether for Cause or not), unless explicitly continued either under this agreement, under any specific written policy or benefit plan of 724 or its affiliates, or as may be required by statute.

                           (iii) Upon termination of employment for any reason (and whether for Cause or not) under this agreement, you shall be deemed to have resigned from all offices and directorships then held with 724 or any subsidiary. You shall sign any document or do such things that are reasonably required by 724 to give effect to any such resignation. Should you fail to do so, any director of 724 is hereby irrevocably authorized in your name and on his behalf to sign any document or do any thing that is required to give effect thereto.

                           (iv)     Your obligations under this section
                                    "Termination" shall survive the termination of this agreement and the termination of employment for any reason (and whether for Cause or not).

                           (v) Following any voluntary termination of employment or termination for Good Reason by you, you shall, where reasonably requested by 724, reasonably cooperate with 724 for a reasonable period of time after such termination of employment in the orderly transition of duties and work assignments to other employees of 724 and its affiliates, provided that 724 continues to pay you compensation on a per diem basis, at a rate equal to your base salary in effect at your date of termination, during any such reasonable period of time that your cooperation is requested. You shall also reasonably cooperate, at 724's expense, in the defense of any action brought by any third party against 724 and its affiliates that relates in any way to your acts or omissions while employed by 724 and its affiliates.

                  (c) TERMINATION UPON DEATH. If you die during your employment, this agreement shall automatically terminate.

                  (d) TERMINATION UPON DISABILITY. If during your employment, you shall become physically or mentally incapacitated and as a result thereof you are unable to perform the essential functions of your position with or without a reasonable accommodation, for a continuous period of more than 120 days, then 724 and you specifically agree that this agreement has been frustrated, and therefore 724 is entitled to terminate your


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                           employment on one month's notice or grant you one
                           month's salary in LIEU of notice.

                  (e) TERMINATION OF EMPLOYMENT TERM WITHOUT CAUSE. Subject to Section (g), 724 reserves the right to terminate your employment without Cause at any time upon paying to the you a lump sum amount (the "Severance Amount") equal to the sum of the following:

                           (i) nine (9) months of your then current base salary; and

                           (ii) the product of nine (9) multiplied by your Average Monthly Bonus,

                           in each case, less statutory deductions and withholdings, which amount the parties agree is pay-in-lieu of reasonable notice. You agree to release 724 and its affiliates from any action, cause of action, claim or demand against 724 or any other person, which may arise as a consequence of such termination and to sign a waiver and release to this effect in a form satisfactory to 724 as a condition to receiving payment under this Section (e). For purposes of this agreement, "Average Monthly Bonus" means an amount equal to the quotient obtained by dividing the total amount of bonus earned by you in the twelve (12) months immediately prior to the date of your termination by twelve (12).

                  (f) TERMINATION FOR GOOD REASON. You may terminate your employment for Good Reason at any time. Upon such termination for Good Reason, 724 shall pay you the Severance Amount. You agrees to release 724 and its affiliates from any action, cause of action, claim or demand against 724 or any other person, which may arise as a consequence of such termination and to sign a waiver and release to this effect in a form satisfactory to 724 as a condition to receiving payment under this Section (f). For purposes of this agreement, "Good Reason" will exist at any time following the occurrence of one or more of the following events without your written consent:

                           (i) subject to Section (g), the assignment to you of any duties materially inconsistent with your position, authority, duties or responsibilities pursuant to this agreement or any other action by 724 that results in a material diminution in such position, authority, duties or responsibilities;

                           (ii) a reduction in your compensation and benefits as set forth in this agreement; or

                           (iii) relocation, without your consent of your place of employment by more than fifty (50) miles;


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                           provided, however, that you shall not terminate your
                           employment hereunder unless you first give notice of your intention to terminate and the grounds for such termination, and 724 has not, within thirty (30) days following receipt of such notice, cured such Good Reason.

                  (g) SPECIAL CONSIDERATIONS ON CHANGE OF CONTROL. Notwithstanding Section (e) and Section (f)(i), you acknowledge and agree that if a Change of Control has occurred, and in connection with that Change of Control, (i) the acquirer (or its affiliate) offers you employment or continues your employment in a position that is, when taken as a whole, comparable in all significant respects to your position, authority, duties and responsibilities with 724 prior to such Change of Control (it being understood that your title, reporting relationship, responsibilities or authority may change as a result of the Change of Control), and (ii) your employment is not terminated by the acquirer (or its affiliate) within twelve (12) months of the Change of Control, then 724 shall not be obligated to pay you the Severance Amount. For purposes of the foregoing, "Change of Control" means any one person, corporation or other entity acquires directly or indirectly (i) 50% or more of 724's voting securities, or (ii) all or substantially all of 724's assets.

                  (h) TERMINATION OF EMPLOYMENT TERM FOR CAUSE. 724 may at any time and without notice immediately terminate your employment for Cause and you shall have no right to receive any compensation or benefit hereunder (with the exception of compensation earned but unpaid as of the termination date). For purposes of this agreement, "Cause" will exist at any time following the occurrence of one or more of the following events:

                           (i) any willful act of personal dishonesty, fraud or misrepresentation taken by you in connection with his responsibilities as an employee which was intended to result in your substantial gain or personal enrichment at the expense of 724 or its affiliates;

                           (ii) your conviction of a felony (other than driving-related offenses), or the equivalent in a jurisdiction other than the United States, on account of any act which was materially injurious to 724 or any of its affiliates, or the reputation of 724 or any of its affiliates, as reasonably determined by the Board of Directors of 724;

                           (iii) your willful and continued failure to substantially perform your principal duties and obligations of employment (other than any such failure resulting from incapacity due to physical or mental illness;

provided, that for purposes of this Section (g), no act or failure to act shall be considered "willful" unless done or omitted to be done by you in bad faith and without reasonable belief that the act or omission was in or not opposed to the best interests of 724; provided, further, that 724

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shall not terminate your employment under clause (iii) of this Section (g)
unless 724 first gives notice of its intention to terminate and the grounds for such termination, and you have not, within thirty (30) days following receipt of such notice, cured such failure.

                  (i) VOLUNTARY TERMINATION PERIOD. you may terminate this agreement upon giving of 12 weeks' prior notice to 724 (or such lesser period of time as the parties may agree upon), in which case this agreement shall terminate at the expiration of such 12 week period without any other notice or any payment of salary or benefit plan contributions subsequent to the termination of this agreement.

                  (j) REPAYMENT OF BONUSES AND OTHER ADVANCES. You agree to permit 724 or its affiliates to deduct the amount of any advanced bonuses or other monies advanced to you during your employment and so designated as advanced amounts, from any compensation due you under this Section "Termination".

                  (k) TREATMENT OF STOCK OPTIONS, RESTRICTED STOCK AND OTHER SECURITIES. Notwithstanding any other provisions of this agreement, upon any termination of you for any reason and whether for Cause or not, any options, restricted stock or other securities held by you but subject to vesting which is contingent upon continued employment with 724 or its affiliates shall be governed by the provisions of the applicable stock plans and repurchase and award agreements."

     4. 724 and you agree that the Stay Put agreement is hereby terminated effective on the date of this letter agreement and that neither party shall have any further obligations thereunder.

On and after this date, each reference in the Agreement to "this agreement" shall mean and be a reference to the Agreement as amended by this letter agreement. Except as specifically amended by this letter agreement, the Agreement shall remain in full force and effect and is hereby ratified and confirmed.

This letter agreement shall be governed by and interpreted and enforced in accordance with the laws of Texas.

Please sign and date this letter in the space provided below to confirm the mutual agreements set forth above.


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Yours very truly,

724 SOLUTIONS INC.



By:       /s/ Glenn Barrett
          ----------------------------------------------
          Name: Glenn Barrett




ACCEPTED AND AGREED.


          /s/ Alan Prenoveau
          ----------------------------------------------
          Alan Prenoveau



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                                                               November 22, 2000


Alan Prenoveau
c/o TANTAU Software, Inc.
1195 Freedom Drive, Suite 1300
Reston, VA  20190


                  Re:      TERMS OF EMPLOYMENT

Dear Alan:
                  As you know, TANTAU Software, Inc. and 724 Solutions, Inc. propose to enter into a merger agreement that will result in TANTAU Software, Inc. becoming a wholly-owned subsidiary of 724 Solutions, Inc. As a condition to the willingness of 724 Solutions, Inc. to enter into the merger agreement, 724 Solutions, Inc. has requested that you enter into this letter agreement setting forth certain modifications in the terms and conditions of your employment as in effect on the date hereof, as more fully described in your offer letter, the Confidentiality and Non-Compete Agreement (or, if applicable, Proprietary Information and Inventions Agreement) to which you and TANTAU Software, Inc. are parties, each of which is attached to this letter, and the TANTAU Software, Inc. 1999 Stock Plan.

                  Subject to the consummation of the transactions contemplated by the merger agreement, 724 Solutions, Inc., TANTAU Software, Inc. and you each agree as follows:

                  1. CURRENT TANTAU SOFTWARE, INC. OPTIONS. Your outstanding and unexercised TANTAU Software, Inc. options will continue to vest and become exercisable on their regular schedule, except that the TANTAU Software, Inc. options will not automatically vest and will not become exercisable as a result of the merger, or stockholder approval of the merger and/or your Involuntary Termination (as defined in the TANTAU Software, Inc. 1999 Stock Plan). Instead, your TANTAU Software, Inc. options will accelerate and become fully vested and immediately exercisable upon the second anniversary of the completion of the merger or upon a Qualifying Termination (as defined below),

                  Qualifying Termination means your termination without Cause (as defined below) or your Constructive Termination (as defined below).

                  Cause means (i) any willful act of personal dishonesty, fraud or misrepresentation taken by you in connection with your responsibilities as an employee which was intended to result in your substantial gain or personal enrichment at the expense of TANTAU Software, Inc. or 724 Solutions, Inc. and was materially and demonstrably injurious to TANTAU Software, Inc. or 724 Solutions, Inc.; (ii) your convict on of a felony on account of any act which was materially and demonstrably injurious to TANTAU Software, Inc. or 724 Solutions, Inc.; or (iii) your willful and continued failure to substantially perform your principal duties and obligations of employment (other than any such failure resulting from incapacity due to physical or mental illness), which failure is not remedied in a reasonable period of time and after receipt of written notice from TANTAU Software, Inc. or 724 Solutions, Inc. For the purposes of this paragraph, no act or failure to act shall be considered "willful" unless done or omitted to be done in bad faith and without reasonable belief


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that the act or omission was in or not opposed to the best interests of
TANTAU Software, Inc. or 724 Solutions, Inc.

                  Constructive Termination means your resignation within 90 days following any of the following: (i) a reduction in your base compensation (base annual salary, eligibility for bonuses/commissions) of more than ten percent (10%) below your level of base compensation in effect at completion of the merger, (ii) the relocation, without your written consent, of your primary place of employment by more than fifty (50) miles from your then current primary place of employment, or (iii) a material reduction of your duties and responsibilities that results in an intolerable working environment, determined on an objective and subjective basis (it being understood that reasonable changes in your duties and responsibilities that may result from the integration of the businesses of TANTAU Software, Inc. and 724 Solutions, Inc. will not be grounds for Constructive Termination); provided, however, that you must provide your employer with written notice that identifies the grounds for any Constructive Termination and a cure period of not less than thirty (30) days prior to your resignation for Constructive Termination.

                  2. TANTAU SOFTWARE, INC. RESTRICTED SHARES. If you received restricted shares of TANTAU Software, Inc. common stock upon the previously accelerated exercise of some or all of your TANTAU Software, Inc. options, such restricted shares will be treated the same way as your currently outstanding TANTAU Software, Inc. options are treated under paragraph 1 above, with the result that the vesting and lapse of restrictions on the restricted shares will not be accelerated as a result of the merger, or stockholder approval of the merger and/or your Involuntary Termination. Your TANTAU Software, Inc. restricted shares (or 724 Solutions, Inc. restricted shares, following the completion of the merger) will continue to vest on their original schedule and will continue to be subject to the terms and conditions set forth in the TANTAU Software, Inc. 1999 Stock Plan and the Restricted Stock Purchase Agreement as modified by this letter agreement (namely, that such shares may not be sold or otherwise transferred, and are subject to a repurchase right in favor of TANTAU Software, Inc. (or 724 Solutions, Inc., following the completion of the merger)), until the second anniversary of the completion of the merger or until a Qualifying Termination, on which date all restrictions will lapse and the restricted shares will be fully vested. You agree execute all documents and instruments required to insure the availability for delivery to 724 Solutions, Inc. of your restricted shares upon repurchase by 724 Solutions, Inc.

                  3.       NEW OPTIONS.

                  (a) You will be granted additional options that, immediately following the completion of the merger, will represent the right to acquire 20,000 shares of 724 Solutions, Inc. common stock. These additional options will be granted by TANTAU Software, Inc. prior to the completion of the merger and will be converted into 724 Solutions, Inc. options when the merger is completed; these options will of course be conditioned on the completion of the merger.

                  (b) Each of the additional options will have a term of ten years, will vest ratably in four (4) equal annual installments on each of the second, third, fourth and fifth anniversary of the completion of the merger, will have an exercise price per share equal to the closing price per share of 724 Solutions, Inc. common stock on the most recently ended trading


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day divided by the exchange ratio set forth in the merger agreement and will have other terms and conditions that are generally applicable under 724 Solutions, Inc.'s stock incentive plans.

                  4. Notwithstanding Section 8(b) of the TANTAU Software, Inc. 1999 Stock Plan, you agree that payment of the exercise price upon exercise of your TANTAU Software, Inc. options will be made in cash or in check.

                  5. References in the Confidentiality and Non-Compete Agreement (or, if applicable, Proprietary Information and Inventions Agreement) to TANTAU Software, Inc. or any of its subsidiaries and affiliates shall be deemed to include 724 Solutions, Inc. and any of its subsidiaries and affiliates.

                  Except as specifically provided above, the terms and conditions of your offer letter [employment agreement for non-North American employees], the TANTAU Software, Inc. 1999 Stock Plan, and Confidentiality and Non-Compete Agreement (or, if applicable, Proprietary Information and Inventions Agreement) will continue to apply and remain in full force and effect.

                  You acknowledge that this letter agreement constitutes an amendment to the TANTAU Software, Inc. 1999 Stock Plan and Confidentiality and Non-Compete Agreement (or, if applicable, Proprietary Information and Inventions Agreement) as expressly provided herein. You further acknowledge that your agreement to the terms and conditions of this letter agreement is an inducement to and a condition of 724 Solutions, Inc.'s willingness to enter into the merger agreement.

                                                     Very truly yours,


                                                     TANTAU Software, Inc.


                                                     By:/S/ JOHN J. SIMS


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                                                                   July 25, 2000

Alan Prenoveau
14612 Drum Hill Court
North Potomac, MD  20878

Dear Alan:

It is my pleasure to offer you employment with TANTAU Software, Inc. in the salaried exempt position of Director of Americas, Tantau Professional Services, reporting to Jim Sink, Vice President of Professional Services. The first date of employment will be August 14th, unless you are able to report to work sooner, in which case we can adjust the start date upon our mutual agreement. If for some reason you are unable to start work on August 14th or sooner, then it is understood that this offer will be automatically withdrawn, and TANTAU will be under no obligation to engage your services.

Your compensation will include a starting base salary of $14,167 per month, a sign-on bonus of $10,000, and an annual bonus of 30% of your salary. The schedule of your annual bonus plan will be finalized after your start date. Subject to approval of the Board of Directors, you will be offered options for 35,000 shares of TANTAU stock. If you voluntarily terminate your employment with TANTAU within 12 months of your start date, you will be required to repay a pro-rated share of your sign-on bonus.

Upon your beginning full-time employment with TANTAU you will also be eligible to participate in the Company's 401(k), medical and dental insurance plans, as well as its group life and long-term disability plans. Your share of premiums under these plans, if any, can he deducted automatically from your paycheck.

If you accept this offer, your employment with TANTAU will be on an "at will" basis, which means that it is not for any specified period of time, and can be terminated by you or by TANTAU for no particular reason or cause, and without any advance notice. Although your job duties, title and/or compensation may change from time to time over the course of your employment by TANTAU, and your benefits and the Company's personnel policies may also change from time to time, the "at will" nature of your employment may not be changed except by a written undertaking signed by the Company's President.

This letter constitutes the terms and conditions of your employment with TANTAU, and supersedes and replaces any previous offers, oral or written. This offer is contingent on your signing agreements related to Confidential Information and Assignment of Inventions to TANTAU prior to beginning employment. It is also contingent on your providing us with documentation of U.S. citizenship or authorized alien work status prior to beginning employment.

If you are in agreement with the terms of this letter, please indicate such agreement by signing in the space provided below. You should retain a copy of this letter for your files.

I am looking forward to your joining TANTAU, and hope that you are as excited about the Company's prospects as I am. If you have any questions regarding this letter or any other matter, please feel free to contact me at any time.

Sincerely,


/s/ Jim Sink
----------------------
Jim Sink
Vice President, Professional Services



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I accept the offer of employment as described herein.



/s/ Alan M. Prenoveau
            7/27/2000


                                       2


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                              TANTAU SOFTWARE, INC.

                    CONFIDENTIALITY AND NON-COMPETE AGREEMENT

                  In consideration of my employment by Tantau Software, Inc. (the "Company"), the Company's promise to disclose to me confidential and proprietary information and trade secrets of the Company, the Company's promise to provide me with immediate specialized training, and the compensation now and hereafter paid to me, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned hereby agrees with the Company as follows:

                  1. RECOGNITION OF COMPANY'S RIGHTS; NONDISCLOSURE. At all times during the term of my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon, or publish any of the Company's Proprietary Information (defined below), except as such disclosure, use, or publication may be required in connection with my work for the Company, or unless the President or the Board of Directors of the Company expressly authorizes such in writing. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information, and recognize that all Proprietary Information shall be the sole property of the Company and its assigns and that the Company and its assigns shall be the sole owner of all patent rights, copyrights, trade secret rights, and all other rights throughout the world (collectively, "Proprietary Rights") in connection therewith.

                  The term "Proprietary Information" shall mean trade secrets, confidential knowledge, data, or any other proprietary information of the Company and each of its subsidiaries or affiliated companies. By way of illustration but not limitation, "Proprietary Information" includes (a) inventions, trade secrets, ideas, processes, formulas, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs, and techniques (hereinafter, included Proprietary Information is collectively referred to as "Inventions"); (b) information regarding plans for research, development, new products and services, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers, and customers; and (c) information regarding the skills and compensation of other employees of the Company. 2. THIRD PARTY INFORMATION. I understand, in addition, that the Company may from time to time receive from third parties confidential or proprietary information ("Third Party Information") subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose (to anyone other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with any work for the Company, Third Party Information unless expressly authorized by an executive officer of the Company in writing.

                  3. ASSIGNMENT OF INVENTIONS.

                     (a) I hereby assign to the Company all my right, title, and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto), whether or not patentable or registrable under copyright or similar statutes, that were made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company.

                    (b) I acknowledge that all original works of authorship that are made by me (solely or jointly with others) during the term of my employment with the Company and that are within the scope of my employment and protectable by copyright are "works made for hire," as that term is defined in the United States Copyright Act (17 U.S.C. Section 101). Inventions assigned to the
Company by this paragraph 3 are hereinafter referred to as "Company
Inventions."

                  4. ENFORCEMENT OF PROPRIETARY RIGHTS. I will assist the Company in every proper way to obtain and from time to time enforce United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end I will execute, verify, and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining, and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify, and deliver assignments of such Proprietary rights to the Company or its designee. My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company's request on such assistance.

                  In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf to execute, verify, and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph thereon with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, that I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

                  5. OBLIGATION TO KEEP COMPANY INFORMED. During the period of my employment, I will promptly disclose to the Company fully and in writing and will hold in trust for the sole right and benefit of the Company any and all Inventions. In addition, I will disclose all patent applications filed by me during the three (3) years after termination of my employment with the Company.

                  6. PRIOR INVENTIONS. Inventions, if any, patented or unpatented, that I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on Exhibit A attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed, or reduced to practice or caused to be conceived, developed, or reduced to practice prior to commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement. If disclosure of any such Invention on Exhibit A would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Inventions in Exhibit A but am to inform the Company that all Inventions have not been listed for that reason.


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                  7. OTHER ACTIVITIES; NON-COMPETITION; NON-SOLICITATION.

                     (a) During the term of my employment with the Company, I will not, directly or indirectly, participate in the ownership, management, operation, financing or control of, or be employed by or consult for or otherwise render services to, any person, corporation, firm, or other entity that competes in the State of Texas, or in any other state in the United States, or in any country in the world with the Company in the conduct of the business of the Company as conducted or as proposed to be conducted, nor shall I engage in any other activities that conflict with my obligations to the Company.

                     (b) In consideration of the premises hereof and in further consideration of the Company's promise to disclose to me confidential and proprietary information and trade secrets of the Company and the Company's promise to provide me with immediate specialized training, and the experience I will gain throughout my employment with the Company, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, I hereby agree that for a period of one (1) year after the date that my employment with the Company is terminated, for any reason, I will not, directly or indirectly, (i) compete in the state of Texas, or in any other State of the United States, or in any country in the world where the Company engages in business, or proposes to engage in business, on the date of the termination of my employment with the Company, or (ii) participate in the ownership, management, operation, financing, or control of, or be employed by or consult for or otherwise render services to, any person, corporation, firm, or other entity that competes in the state of Texas, or in any other State of the United States, or in any country in the world with the Company in the conduct of the business of the Company as conducted and as proposed to be conducted on the date of termination of my employment. Notwithstanding the foregoing, I am permitted to own up to 5% of any class of securities of any corporation that is traded on a national securities exchange or through Nasdaq.

                    (c) During the term of my employment and for a period of one
(1) year after my employment with the Company is terminated for any reason, I will not, directly or indirectly, individually or on behalf of any other person, firm, partnership, corporation, or business entity of any type, hire, solicit, assist or in any way encourage any current employee or consultant of the Company or any subsidiary of the Company to terminate his or her employment relationship or consulting relationship with the Company or subsidiary nor will I hire or solicit the employment services of any former employee of the Company or any subsidiary of the Company whose employment has been terminated for less than six
(6) months.

                     (d) For a period of one (1) year after my employment with the Company is terminated for any reason, I will not, directly or indirectly, individually or on behalf of any other person, firm, partnership, corporation, or business entity of any type, solicit, contact, call upon, communicate with, or attempt to communicate with, any Customer of the Company.

                  8. NO IMPROPER USE OF MATERIALS. I understand that I shall not use the proprietary or confidential information or trade secrets of any former employer or any other person or entity in connection with my employment with the Company. During my employment by the Company I will not improperly use or disclose any proprietary or confidential information or trade secrets, if any, of any former employer or any other person or entity to whom I have an


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obligation of confidentiality, and I will not bring onto the premises of the
Company any unpublished documents or any property belonging to any former employer or any other person or entity to whom I have an obligation of confidentiality unless consented to in writing by that former employer, person, or entity.

                  9. NO CONFLICTING OBLIGATION. I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement between me and any other employer, person or entity. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

                  10. RETURN OF COMPANY DOCUMENTS. When I leave the employ of the Company, I will deliver to the Company all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information, or Proprietary Information of the Company. I further agree that any property situated on the Company's premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.

                  11. LEGAL AND EQUITABLE REMEDIES. Because my services are personal and unique and because I will have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance, or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

                  12. AUTHORIZATION TO NOTIFY NEW EMPLOYER. I hereby authorize the Company to notify my new employer about my rights and obligations under this Agreement following the termination of my employment with the Company.

                  13. NOTICES. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified in the Employment Agreement between me and the Company. Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three days after the date of mailing.

                  14. GENERAL PROVISIONS.

                  14.1 GOVERNING LAW. This Agreement will be governed by and construed according to the laws of the State of Texas without regard to conflicts of law principles.

                  14.2 EXCLUSIVE FORUM. I hereby irrevocably agree that the exclusive forum for any suit, action, or other proceeding arising out of or in any way related to this Agreement shall be in the state or federal courts in Texas, and I agree to the exclusive personal jurisdiction and venue of any court in Travis County, Texas.

                  14.3 ENTIRE AGREEMENT. This Agreement sets forth the entire agreement and understanding between the Company and myself relating to the subject matter hereof and supercedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in


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writing signed by the party to be charged. Any subsequent change or changes in my duties, salary, or compensation will not affect the validity or scope of this Agreement. As used in this Agreement, the period of my employment includes any time during which I may be retained by the Company as a consultant.

                  14.4 SEVERABILITY.

                  (a) I acknowledge and agree that each agreement and covenant set forth herein constitutes a separate agreement independently supported by good and adequate consideration and that each such agreement shall be severable from the other provisions of this Agreement and shall survive this Agreement.

                  (b) I understand and agree that Section 7 of this Agreement is to be enforced to the fullest extent permitted by law. Accordingly, if a court of competent jurisdiction determines that the scope and/or operation of Section 7 is too broad to be enforced as written, the Company and I intend that the court should reform such provision to such narrower scope and/or operation as it determines to be enforceable, provided, however, that such reformation applies only with respect to the operation of such provision in the particular jurisdiction with respect to which such determination was made. If, however,
Section 7 is held to be illegal, invalid, or unenforceable under present or future law, and not subject to reformation, then (i) such provision shall be fully severable, (ii) this Agreement shall be construed and enforced as if such provision was never a part of this Agreement, and (iii) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance.

                  14.5 SUCCESSORS AND ASSIGNS.

                  This Agreement will be binding upon my heirs, executors, administrators, and other legal representatives and will be for the benefit of the Company, its successors and assigns.

                  14.6 SURVIVAL. The provisions of this Agreement shall survive the termination of my employment for any reason and the assignment of this Agreement by the Company to any successor in interest or other assignee. I further understand and agree that the phrase "term of employment" contained herein shall include any period of time during which I am retained by the Company as a consultant and/or independent contractor.

                  14.7 EMPLOYMENT. I agree and understand that my employment with the Company is at will, which means that either I or the Company may terminate the employment relationship at any time, with or without prior notice and with or without cause. I further agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company's right to terminate my employment at any time, with or without cause.

                  14.8 WAIVER. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

                  14.9 HEADINGS. The headings to each section or paragraph of this Agreement are provided for convenience of reference only and shall have no legal effect in the interpretation of the terms hereof.

                  This Agreement shall be effective as of the first day of my employment with the Company, namely: August 14, 2000.

                  I UNDERSTAND THAT THIS AGREEMENT AFFECTS MY RIGHTS TO INVENTIONS I MAKE DURING MY EMPLOYMENT, RESTRICTS MY RIGHT TO DISCLOSE OR USE THE COMPANY'S PROPRIETARY INFORMATION DURING OR SUBSEQUENT TO MY EMPLOYMENT, AND PROHIBITS ME FROM COMPETING WITH THE COMPANY AND/OR FROM SOLICITING EMPLOYEES AND CUSTOMERS OF THE COMPANY FOR ONE (1) YEAR AFTER MY EMPLOYMENT WITH THE COMPANY IS TERMINATED FOR ANY REASON.

      [Signature Page to Confidentiality and Non-Compete Agreement Follows]


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                  I HAVE READ THIS CONFIDENTIALITY AND NON-COMPETE AGREEMENT
CAREFULLY AND UNDERSTAND ITS TERMS. I HAVE COMPLETELY FILLED OUT EXHIBIT A TO THIS AGREEMENT.

Dated:  July 27, 2000                         /S/ ALAN PRENOVEAU
                                              ----------------------------------
                                              Signature
                                              ALAN M. PRENOVEAU
                                              ----------------------------------
                                              Name of Employee